Exhibit 10.1

VEECO INSTRUMENTS INC.

SEVERANCE BENEFITS SUMMARY PLAN DESCRIPTION

Purpose

The purpose of this Severance Benefits Plan (“Plan”) is to provide severance benefits to U.S.-based employees of Veeco Instruments Inc. (the “Company”) whose employment is involuntarily terminated by the Company under Plan-qualifying conditions. This Plan is effective with respect to terminations applicable after this Plan's effective date, and supersedes all previous policies, practices, programs or plans which may have been previously followed by the Company. This Plan commences on March 1, 2009 and will continue indefinitely until modified or terminated by the Company.

1.	Eligibility

An employee1 is eligible for benefits under this Plan if he or she meets all of the following requirements:

a.	He or she is a full-time or part-time regular Employee of the Company; and
b.	His or her employment has been involuntarily terminated by the Company for one of the following reasons:
i)	Due to a change in operations, a facility relocation or closing, or a reduction in staff for other economic reasons, and the Employee does not refuse or otherwise fail to accept another position which may be available with the Company; or
ii)	As a result of a sale or merger of all or part of the Company’s business or assets, or other form of corporate reorganization, including an outsourcing of an Employee’s position, and the Employee is not offered a position by the acquiring or resulting company; and
c.	He or she signs a Waiver and Release Agreement in a form prepared by the Company, and the Agreement becomes effective in accordance with its terms. A Waiver and Release Agreement may include non-competition, non-disparagement and/or non-solicitation provisions, and such other terms, as the Company deems appropriate in its sole discretion, and
d.	He or she remains actively employed and diligently performs his or her duties and responsibilities until his or her termination date, which shall be determined by the Company in its sole discretion, and which is subject to change at the Company’s sole discretion.[2]

An Employee who is eligible for benefits under the Plan is called a “Participant” below.

2.	Conditions of Ineligibility

An Employee will not be eligible for benefits under this Plan if any of the following apply:

a.	He or she voluntarily resigns, abandons his or her job, fails to return from an approved leave of absence, initiates termination on any similar basis, or does not satisfy the criteria in the preceding paragraphs; or
b.	He or she is terminated for cause or unsatisfactory performance, which shall be determined in the Company’s sole discretion; or
c.	If an Employee has a written employment agreement or offer letter that provides severance benefits greater than those provided herein, in which case the terms of that agreement or letter shall apply to such Employee; or
d.	He or she fails to execute and return the Waiver and Release Agreement within the time designated by the Company or attempts to revoke the Agreement; or
e.	He or she violates the terms of the Waiver and Release Agreement; or
f.	He or she has been laid off from his/her position, and there is a reasonable expectation, in the opinion of the Company, that the layoff will be temporary and that the Employee will be recalled to work; or
g.	He or she fails to return all Company property within his/her possession or control within seven (7) days following termination of employment, including, but not limited to: files, records, keys, credit
1 The Employee must be an Employee classified and treated for federal income tax purposes by the Company as a regular full-time or part-time Employee (as opposed to a temporary or seasonal Employee, an independent contractor or consultant, an agency worker or a leased Employee).  Interns and co-ops are not eligible for severance.
2  For example, an Employee may be provided with a projected future separation date, which date may be extended.  To be eligible for benefits under this Plan, the Employee must remain in the Company’s employment until the actual termination date.

Exhibit 10.1
cards, ID/building access card, computer equipment, pagers and cell phones, fax and answering machines; or
h.	He or she fails to provide the Plan Administrator with required information regarding his or her eligibility for state unemployment benefits, the Participant’s employment status or efforts to find new employment.

A Participant may lose eligibility to receive Severance Benefits if the Company becomes aware of circumstances which could or would have caused a Participant’s termination from employment, such as engaging in violations of law or Company policy, including, without limitation, fraud, theft, inappropriate use of confidential information, or misconduct (including, but not limited to, dishonesty or harassment).

3.	Full Benefits

Participants will be eligible to receive full benefits under the Plan, as described below. Benefits will be calculated based upon the Participant’s (i) years of service,3 and (ii) pay4 at the time of the termination. Full severance benefits for an eligible Participant are as follows, although the Plan Administrator reserves the right, in his or her sole discretion, to make payments in excess of the amounts described in this Summary Plan Description:

a.	Primary Severance Plan: Employees shall receive one (1) week of severance pay plus an additional one (1) week of severance pay for each completed full year of service, with a minimum of two (2) weeks and a maximum of twenty six (26) weeks of severance pay. If an employee is part-time his/her severance calculation will be based on the average weekly rate they have received for the prior 6 months, or, if time worked is less than 6 months, the average weekly wages received for the actual time worked.
b.	Management-Level Employees[5]: Management-level employees will receive an additional four (4) weeks of severance, supplementing the severance provided by the Primary Severance Plan, up to a maximum of thirty (30) weeks.
c.	Director-Level Employees[5]: Director-level employees will receive an additional ten (10) weeks of severance, supplementing the severance provided by the Primary Severance Plan, to a maximum of thirty six (36) weeks.
d.	Vice President-Level Employees[5]: Vice President-level employees will receive an additional eighteen (18) weeks of severance, supplementing the severance provided by the Primary Severance Plan, up to a maximum of thirty nine (39) weeks.
e.	Vice President/General Manager and Higher Level Employees[5]: Vice President/General Manager and Higher Level Employees will receive an additional twenty eight (28) weeks of severance, supplementing the severance provided by the Primary Severance Plan, up to a maximum of thirty nine (39) weeks.
f.	In addition to the severance payments described above, for the number of weeks of severance payments, if Employee is enrolled in Employer’s healthcare plans at the time of termination and elects to continue coverage in accordance with the continuation of benefits requirements of COBRA, the employee's contribution amount will be the normal employee contribution rate. Thereafter, the Employee's contribution amount will be the full COBRA rate. The Participant shall bear the cost of any increase in premium costs resulting from a change in the level or type of coverage provided, and for any COBRA premium payments after the expiration of the severance period. The Company will not pay any premiums under this paragraph for any period in which the Participant is not eligible for COBRA or has not elected COBRA coverage.
g.	Severance benefits will be reduced by any notice payments (such as, the federal Worker Adjustment Retraining and Notification Act or any state plant or facility closing law or similar law of any applicable foreign country) to which an employee may be entitled, provided the employee is not actively working during the notice period. An eligible employee's severance will not be reduced by
3 “Year of service” means years of uninterrupted service as an Employee of the Company, determined from the Employee’s most recent date of hire, including prior continuous service with an acquired company provided the Employee becomes an Employee of the Company in connection with such transaction.
4 “Pay” means base pay, exclusive of commissions, incentive compensation, bonuses or any other form of remuneration.  Pay is determined at the time of termination of employment, and any performance/merit reviews that are pending will not affect the amount of such pay.
5 “Level” shall be determined both by job title and job function at the discretion of the Plan Administrator.

Exhibit 10.1
any WARN or similar notice period during which an employee is actually working. In no event will the reduction of any eligible employee's severance result in the employee receiving less than two weeks' severance pay.

4.	Source and Payment of Benefits

The Company shall pay benefits under the Plan from its general assets. Benefits shall be paid in installments coincident with the Company’s normal payroll cycle. To the extent necessary to comply with Section 409A of the Internal Revenue Code and thereby avoid a penalty tax on the Participant, severance payments to a “specified employee” (as defined for purposes of Section 409A(a)(2)) that would otherwise be deferred compensation under Section 409A will not commence until six (6) months after the Participant’s separation from service.  In general, this refers to one of the 50 highest paid employees of the Company.  Installments are designated as “separate payments” for this purpose, so the six-month delay provision will not apply to the extent that severance payments are “short-term deferral” under Section 409A (i.e., paid prior to March 15 of the year following termination of employment) or to amounts that qualify as separation pay due to involuntary separation from service or another applicable exception under Section 409A regulations.

5.	Effect of Reemployment

If a former Employee who is receiving severance benefits accepts new employment with the Company, he or she will not be eligible to receive any further severance or other payments or benefits under the Plan with respect to the prior termination as of the date he or she re-enters employment. However, such reemployment will not affect the validity of the Waiver and Release Agreement previously executed by the Employee.

6.	Review of Denial of Benefits

In general, a Participant is not required to file a claim for a benefit under the Plan. However, if any person believes he or she is entitled to any benefit under the Plan that he or she has not received, that person, or his or her duly authorized representative, may file a written claim for such benefit filed with the Plan Administrator, in person or by certified mail, within one (1) year after the date the benefit claimed would otherwise have been paid. In no event may any former Employee file a claim for a severance benefit more than one (1) year after his or her termination of employment with the Company.

a.	Within ninety (90) days after receipt of such claim, the Plan Administrator will send to the claimant, by mail, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period. The Plan Administrator will have full discretion to deny or grant a claim in whole or in part.
b.	The Plan Administrator will provide, to every claimant whose claim is denied, a written notice setting forth the following information, in a manner calculated to be understood by the claimant:
●	the specific reason or reasons for the denial;
●	specific reference to pertinent Plan provisions on which the denial is based;
●	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
●	an explanation of the Plan’s claim review procedure.
c.	Within sixty (60) days after the receipt by the claimant of written notification of the denial (in whole or in part) of his claim, the claimant or his duly authorized representative, upon written application to the Plan Administrator, in person or by certified mail, may request a review of such denial and may review pertinent documents, and may submit issues and comments in writing.
d.	The appeal of a denied claim shall be reviewed by a committee consisting of the Plan Administrator and the General Counsel of the Company (or his delegate). The decision on review will be written in a manner calculated to be understood by the claimant and will include specific reasons for the decision and specific references to the pertinent plan provisions on which the decision is based. The decision on review will be made not later than sixty (60) days after the Plan Administrator’s receipt of a

Exhibit 10.1
request for a review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred-twenty (120) days after receipt of a request for review. If an extension is necessary, the claimant will be given written notice of the extension prior to the expiration of the initial sixty (60) day period.

7.Amendment or Termination of the Plan

The Company reserves the right to amend or terminate the Plan at any time, with or without advance notice, by action of the CEO or his delegate.

8.Your Rights Under ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

a.	Examine, free of charge, at the Administrative Office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and
b.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for the Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other persons, may discriminate against you to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a claim for benefits under the Plan is denied or ignored, in whole or in part, you may file suit on that claim in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact your nearest Area Office of the Labor-Management Services Administration, U.S. Department of Labor.

9.General Information

a.	The Plan is sponsored by Veeco Instruments Inc.
b.	The Company’s Senior Vice President of Human Resources is the Plan Administrator. The Plan Administrator makes the rules and regulations necessary to administer the Plan. The Plan Administrator shall have the discretionary authority and responsibility to determine eligibility for benefits and the amount of such benefits, and to construe the terms of this Plan. The determinations and constructions of the Plan Administrator shall be final and binding, unless found by a court of competent jurisdiction to be arbitrary and capricious. The address of the Plan Administrator is Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803.

The Plan Administrator may pay severance benefits in excess of those provided under the Plan. In doing so (or declining to do so), the Plan Administrator is acting on behalf of the Company, rather than the Plan, and is not required to act uniformly among Plan Participants.

c.	The Plan is a severance benefits plan.

Exhibit 10.1
d.	The General Counsel of the Company is the agent for service of legal process. Any communications should be sent to the General Counsel, Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803.
e.	The records of the Plan are kept on a calendar year.
f.	If you need to discuss the Plan with a federal government agency, you may need the following numbers. The Plan Number is 20090301. The Company’s Employer Identification Number is 11-2989601.

10.Effective Date

The Plan is adopted effective the 1st day of May 2009.